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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

                          CADENCE COMPLETES MERGER WITH HLDS
              COMBINATION TO PROVIDE INTEGRATED SOLUTION FOR .35 MICRON

    SAN JOSE, Calif. -- December 18, 1996 -- Cadence Design Systems, Inc. today announced that it has completed its merger with High Level Design Systems, Inc.
(HLDS) in a move that creates the industry's first comprehensive approach to designing .35 micron chips. The merger immediately aligns the technology and market strengths of HLDS' advanced IC design planning technology and high-level floorplanning capabilities with Cadence's timing-driven design flow for today's complex deep submicron (DSM) gate array and cell-based IC designs.

    As consideration for the merger, Cadence will issue .22 shares of Cadence common stock for each share of HLDS stock, for a total issuance of approximately 2,562,000 shares of Cadence common stock in exchange for all of the outstanding shares of stock of HLDS. Cadence has also assumed HLDS employee stock options, which have become options to purchase approximately 600,000 shares of Cadence common stock. The merger will be accounted for as a purchase.

    Cadence Design Systems, Inc. provides comprehensive services and technology for the product development requirements of the world's leading electronics companies. Cadence is the largest supplier of software tools and professional services used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronics-based products. With more than 3,000 employees and annual sales in excess of a half-billion dollars, Cadence has sales offices and research facilities around the world. The company is headquartered in San Jose, Calif. and traded on the New York Stock Exchange under the symbol CDN. More information about the company and its products and services may be obtained from the World Wide Web at http://www.cadence.com.

    The news release contains forward looking statements related to Cadence and the acquisition of HLDS that may involve substantial risks and uncertainties. These uncertainties include risks relating to the integration of Cadence and HLDS. Actual results and developments therefore may differ materially from those described in this release. For more information about Cadence and risks arising when investing in Cadence, you are directed to Cadence's most recent reports on Form 10-K and Form 10-Q and recent registration statement on Form S-4 related to the merger, as filed with the United States Securities and Exchange Commission.


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For more information, contact:

Mike Sottak
Cadence Design Systems, Inc.
(408) 428-5036
sottak@cadence.com